EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS IS AN EMPLOYMENT AGREEMENT ("Agreement"), effective January 3, 2000, ("Effective Date") between Crown Cork & Seal Company, Inc., (the "Company"), and Alan W. Rutherford (the "Executive").


                                   Background

                  WHEREAS, the Executive is currently employed by the Company as Executive Vice President and Chief Financial Officer.

                  WHEREAS, the Company desires to assure itself of the continued employment of the Executive with the Company and to encourage his continued attention and dedication to the best interests of the Company.

                  WHEREAS, the Executive desires to remain and continue in the employment of the Company in accordance with the terms of this Agreement.


                  NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

                                      Terms

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1.    "Board" shall mean the Board of Directors of the Company.

        1.2. "Cause" shall mean the termination of the Executive's employment with the Company as a result of:

         (a) the willful failure by the Executive to perform such services as may be reasonably delegated or assigned to the Executive by the Board;

         (b) the continued failure by the Executive to devote his full-time best effort to the performance of his duties under this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness);

         (c) the breach by the Executive of any provision of Sections 6, 7 and 8 hereof or any other competition with the Company or any of its affiliates by the Executive;

         (d) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

         (e) the Executive's conviction of, or a plea of nolo contendre to, a felony or a crime involving moral turpitude;


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in any case as approved by the Board upon the vote of not less than a majority of the Board members then in office, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed termination for Cause and after the Executive, together with counsel, has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all Board members and the Executive. For purposes of this Section 1.2, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Any act or omission to act by the Executive in reliance upon an opinion of counsel to the Company shall not be deemed to be willful.

1.3. "Change in Control" shall mean any of the following events:

         (a) a "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

         (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1.3(a), Section 1.3(c) or Section 1.3(d) hereof) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

         (c) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         (d) the stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells or otherwise disposes of all or substantially all of the Company's assets.


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1.4. "Good Reason" shall mean:

         (a) the assignment to the Executive, without the Executive's expressed written approval, of duties or responsibilities, inconsistent, in a material respect, with the Executive's position as provided in Section 2 or the reduction in Executive's duties, responsibilities or authority from those in effect on the date hereof;

         (b) a reduction by the Company in the Executive's "Base Salary" (as defined in Section 4.1 below) or in the other compensation and benefits, in the aggregate, payable to the Executive hereunder, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable as in effect on the date hereof or as the same is increased from time to time during the term of this Agreement;

         (c) the Company's failure to pay the Executive any amounts otherwise vested and due hereunder or under any plan or policy of the Company;

         (d) a relocation of the Executive's primary place of employment, without the Executive's expressed written approval, to a location more than twenty (20) miles from the location at which the Executive performed his duties as of the Effective Date; or

         (e) the failure or refusal of the Company's Successor (as defined in Section 14 below) to expressly assume this Agreement in writing, and all of the duties and obligations of the Company hereunder in accordance with Section 14.

2. Position and Duties. The Company agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company, upon the terms, conditions and limitations set forth in this Agreement. The Executive shall serve as the Company's Executive Vice President and Chief Financial Officer, with the customary duties, authorities and responsibility of an Executive Vice President and Chief Financial Officer of a corporation and such other duties, authorities and responsibility (a) as have been agreed upon by the Company and the Executive or (b) as may from time to time be delegated to the Executive by the Chief Executive Officer as are consistent with such position. The Executive agrees to perform the duties and responsibilities called for hereunder to the best of his ability and to devote his full time, energies and skills to such duties, with the understanding that he may participate in charitable and similar activities and may have business interests in passive investments which may, from time to time, require portions of his time, but such activities shall be done in a manner consistent with his obligations hereunder.

3. Term. The Executive's employment under this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Section 3 or
Section 5, shall continue for a period of five years from the Effective Date (the "Initial Term"). Except as otherwise provided herein, unless either party gives written notice to the other party at least thirty (30) days before the first anniversary of the Effective Date or any anniversary thereafter (a "Nonrenewal Notice"), the Agreement shall automatically be extended for an additional one-year period from each anniversary, subject to the same terms, conditions and limitations as applicable to the Initial Term unless amended or terminated as provided herein (the "Renewal Term"), so that the remaining period is never less than four years or more than five years. For purposes of this Agreement, the Initial Term and all subsequent Renewal Terms shall be collectively referred


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

to as the "Term" of this Agreement. Notwithstanding the foregoing, the Term, if not earlier terminated, shall terminate upon the Executive's "Normal Retirement Date" as such term is defined in the Company's Salaried Pension Plan, unless otherwise expressly agreed in writing by the Company and the Executive within the 60-day period preceding such Normal Retirement Date.

4. Compensation and Benefits.

    4.1. Base Salary. The Company shall pay to the Executive for the performance of his duties under this Agreement an initial base salary of $450,000 per year (the "Base Salary"), payable in accordance with the Company's normal payroll practices. Thereafter, the rate of the Executive's Base Salary will be reviewed and increased as appropriate in accordance with the Company's regular compensation review practices. Effective as of the date of any such increase, the Base Salary so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

    4.2. Annual Bonus. During the Term, in addition to Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall participate in, and shall have the opportunity to receive a bonus in an amount to be determined in accordance with, the Company's Management Incentive Plan or any successor bonus plan, and any other bonus or incentive plan, program or arrangement established by the Company for the benefit of its executive officers (the "Annual Bonus Payment").

    4.3. Stock Options. During the Term, the Executive shall participate in and receive stock options under the Company's 1997 Stock-Based Incentive Plan, and any other option or incentive plans adopted and maintained by the Company, on terms commensurate with the Executive's position with the Company.

    4.4. Other Compensation. During the Term, the Executive shall also be entitled to receive additional compensation in the form of other bonuses, 401(k) contributions and matches, deferred compensation, including without limitation continued participation in the Company's Senior Executive Retirement Plan (the "SERP"), and other incentive compensation, as well as other forms of compensation including those that are now or hereafter made available to the Company's executive officers generally, as such plans, programs, practices or policies may be in effect from time to time.

    4.5. Employee Benefits. During the Term, the Executive shall be entitled to participate in all of the Company's employee benefit plans, programs and policies, including any retirement benefits or plans, group life, hospitalization or disability insurance plans, health programs, fringe benefit programs and similar plans, programs and policies, that are now or hereafter made available to the Company's executive officers generally, as such plans, programs and policies may be in effect from time to time, in each case to the extent that the Executive is eligible under the terms of such plans, programs and policies.

    4.6. Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company's vacation policy.



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    4.7. Reimbursement of Expenses. During the Term, the Company will reimburse the Executive in accordance with the Company's expense reimbursement policy as in effect from time to time for expenses reasonably and properly incurred by him in performing his duties, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently or hereinafter established by the Company.

    4.8. Automobile. During the Term, the Company shall make available to the Executive, an automobile in accordance with and subject to the conditions of the Company's standard automobile policy or practices as in effect from time to time.

    4.9. Financial and Accounting Fees. During the Term, the Company shall reimburse the Executive for reasonable fees incurred by him for annual tax return preparation and financial planning.

5. Termination.

    5.1. Death. The Executive's employment under this Agreement shall terminate immediately upon the Executive's death, and the Company shall have no further obligations under this Agreement, except to pay to the Executive's estate (or his beneficiary, as may be appropriate) (a) any Base Salary earned through his date of death, to the extent theretofore unpaid, (b) continued Base Salary payments through the end of the calendar year in which his death occurs, and (c) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of his death under any employee benefit plan of the Company in which the Executive participates, including without limitation all payments due under the SERP and other retirement plans, all of the foregoing to be paid in the normal course for such payments. In the event the Executive dies during a period for which payments are required to be made under the terms of this Agreement, all such remaining payments and benefits shall continue to be payable to the Executive's estate or as may be directed by the personal representative of his estate.

    5.2. Disability. If the Executive is unable to perform his duties under this Agreement because of a long-term disability as determined in accordance with the Company's Long-Term Disability Plan the Company may terminate the Executive's employment by giving written notice to the Executive. Such termination shall be effective as of the date of such notice and the Company shall have no further obligations under this Agreement, except for the obligation to pay to the Executive (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, (b) continued Base Salary payments through the end of the calendar year in which such termination occurs, and (c) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of such termination under any employee benefit plan of the Company in which the Executive participates, including without limitation all payments due under the SERP and other retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

    5.3. Retirement. The Executive's employment under this Agreement shall terminate upon the Executive's retirement under the Company's Salaried Pension Plan. Such termination shall be effective as of the date of the Executive's retirement, and the Company shall have no further obligations under this Agreement, except for the obligation to pay to the Executive (a) any Base Salary earned through the date of the Executive's retirement, to the extent theretofore

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

unpaid, and (b) such retirement, incentive and other benefits earned and vested (if applicable) by the Executive as of the date of his retirement under any employee benefit plan of the Company in which the Executive participates, including without limitation all payments due under the SERP and other retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

    5.4. Termination For Cause. The Company may terminate the Executive's employment, and the Company's obligations, except as provided below, under this Agreement, at any time for Cause by giving written notice to the Executive. The Company's required notice of termination shall specify the event or circumstances that constitute Cause. Except as specified below, the Executive's termination shall be effective as of the date of such notice. If the event or circumstances specified in the Company's notice of termination constitute Cause under Section 1.2(a), 1.2(b) or 1.2(c) (or at the discretion of the Company under Section 1.2(d)), the Executive will have thirty (30) days to correct or eliminate such Cause provided the Executive is taking reasonable and demonstrable action to do so during such period. If the Executive has not corrected or eliminated such Cause by the end of such thirty (30) day period, the Executive's employment shall then terminate. Upon termination of the Executive's employment for Cause, the obligations of the Company under this Agreement shall terminate, except for the obligation to pay to the Executive (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, and (b) such retirement, incentive, and other benefits earned and vested (if applicable) by the Executive as of such termination under any employee benefit plan of the Company in which the Executive participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

    5.5. Involuntary Termination by the Company Other Than For Cause or Disability; Voluntary Termination by the Executive.

         (a) In General. The Company may terminate the Executive's employment without Cause, and the Executive may terminate his employment, at any time during the Term upon thirty (30) days' written notice to the other party; provided that during such notice period, the Board in its absolute discretion may relieve the Executive of all his duties, responsibilities and authority with respect to the Company and restrict the Executive's access to Company property.

         (b) Without Cause or for Good Reason, Prior to a Change in Control. If the Company terminates the Executive's employment without Cause, or if the Executive voluntarily terminates his employment for Good Reason, except during the one-year period following a Change in Control, the Company's obligations under this Agreement shall terminate upon such termination except for the Company's obligation to pay or to provide to the Executive the following: (i) any Base Salary through the date of such termination, paid in accordance with the Company's normal payroll practice, (ii) a lump-sum payment equal to the Executive's target Annual Bonus Payment for the year of such termination, (iii) any previously earned Annual Bonus Payments, (iv) such retirement and other benefits earned by the Executive and vested (if applicable) under the terms of any employee benefit plan maintained by the Company in which the Executive participates, including without limitation the SERP, paid in the normal course for such payments, (v) a lump-sum payment equal to three (3) times the sum of Base Salary and the average Annual Bonus Payment paid or payable to the Executive for the three completed years

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prior to the year of such termination (the "Average Annual Bonus Payment"), and
(vi) the continued health and other benefits provided by Article XI of the SERP as if the Executive's termination were a Termination Following a Change in Control (as defined in the SERP) or at the discretion of the Company, cash payments equal to the replacement value of such benefits. Each of the payments described in clauses (ii), (iii), and (v) above shall be made within thirty (30) days of the Executive's termination of employment; provided that in no event shall the payment described in clause (v) above be included in the term "Compensation" for purposes of the SERP.

         (c) Without Cause or for Good Reason, Following a Change of Control. If the Company terminates the Executive's employment without Cause, or the Executive voluntarily terminates his employment for Good Reason, during the one-year period following a Change in Control, the Company's obligations under this Agreement shall terminate upon such termination except for the Company's obligation to pay or to provide to the Executive the following: (i) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, paid in accordance with the Company's normal payroll practice, (ii) a lump-sum payment equal to the Executive's target Annual Bonus Payment for the year of such termination, (iii) any previously earned Annual Bonus Payments,
(iv) such retirement and other benefits earned by the Executive and vested (if applicable) under the terms of any employee benefit plan maintained by the Company in which the Executive participates, including without limitation the SERP, paid in the normal course for such payments, (v) a lump-sum payment equal to three (3) times the sum of Base Salary and the Average Annual Bonus Payment,
(vi) all outstanding stock options held by the Executive shall become immediately vested and exercisable, (vii) the continued health and other benefits provided by Article XI of the SERP in the event of a Termination Following a Change in Control (as defined in the SERP) whether or not the Executive's termination constitutes such a termination for purposes of the SERP. Each of the payments described in clauses (ii), (iii) and (v) above shall be made within thirty days of the Executive's termination of employment; provided that in no event shall the payment described in clause (v) above be included in the term "Compensation" for purposes of the SERP.

         (d) Without Good Reason. If the Executive voluntarily terminates his employment with the Company without Good Reason, the Company's obligations under this Agreement shall terminate except for the Company's obligation to pay or to provide to the Executive the following: (i) any Base Salary earned to the date of the Executive's termination of employment, to the extent theretofore unpaid,
(ii) a pro-rated Annual Bonus Payment equal to the product of (A) the Average Annual Bonus Payment multiplied by (B) a fraction the numerator of which is the number of completed days in the year of termination during which the Executive was employed by the Company and the denominator of which is three hundred sixty-five (365), and (iii) such retirement, incentive and other benefits earned by the Executive and vested (if applicable) as of the date of such termination under the terms of any employee benefit plan maintained by the Company in which the Executive participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.

    5.6. Expiration of Term. For purposes of this Section 5, if the Executive's employment is not terminated under this Section 5 before the Term would otherwise expire under Section 3, then a termination of employment at the expiration of the Term other than a

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termination due to the Executive's attainment of his Normal Retirement Date as provided in Section 3, shall be treated as a termination under Section 5.5(b).

    5.7. Certain Additional Payments by the Company. In the event that the Executive becomes entitled to severance benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 5.7 shall be equal to the Total Payments. Such payments shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax: (a) any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. All determinations required to be made under this Section 5.7 shall be made by a nationally recognized accounting firm (the "Accounting Firm") mutually acceptable to the parties, which shall provide detailed supporting calculations both to the Company and the Executive. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

    5.8. Mitigation and Offset. The Company's obligation to make the payments provided for in this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or

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other claim, right or action which the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income or earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder.

    5.9. Board of Directors. The Executive specifically agrees that upon his termination of employment with the Company, whether voluntarily or involuntarily, his position as a member of the Company's Board of Directors shall immediately end and this Agreement shall act as notice of resignation by the Executive.

6. Confidential Information. Except as required in the performance of his duties to the Company under this Agreement, the Executive shall not, during or after the Term of this Agreement, use for himself or others, or disclose to others, any confidential information including without limitation, trade secrets, data, know-how, design, developmental or experimental work, Company relationships, computer programs, proprietary information bases and systems, data bases, customer lists, business plans, financial information of or about the Company or any of its affiliates, customers or clients, unless authorized in writing to do so by the Board, but excluding any information generally available to the public or information (except information related to the Company) which Executive possessed prior to his employment with the Company. The Executive understands that this undertaking applies to the information of either a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential. The Executive acknowledges that such confidential information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be.

7. Return of Documents and Property. Upon the termination of Executive's employment from the Company, or at any time upon the request of the Company, Executive (or his heirs or personal representative) shall deliver to the Company
(a) all documents and materials containing confidential information relating to the business or affairs of the Company or any of its affiliates, customers or clients and (b) all other documents, materials and other property belonging to the Company or its affiliates, customers or clients that are in the possession or under the control of Executive.

8. Noncompetition. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees, unless the Executive requests in writing to the Board, and is thereafter authorized in writing to do so by the Board, that (a) during his employment under this Agreement, and (b) for the two (2) year period following the termination of employment, the Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, including without limitation as a consultant, any business which at any relevant time during said period directly or indirectly competes with the Company or any of its affiliates in any country in which the Company does business. Notwithstanding the foregoing, the

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Executive shall not be prohibited during the non-competition period described above from being a passive investor where he owns not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company. The Executive further agrees that during said period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate employment with the Company or hire any employee of the Company. Notwithstanding the foregoing, the Board, in its discretion, may permit the Executive to elect to not be subject to the restrictions contained in the first sentence of this Section 8 in exchange for the Executive's waiver of his right to any payments and benefits otherwise due him under Sections 5.5(b)(v) and (vi) or Sections 5.5(c)(v)-(vii), as applicable.

9. Enforcement: The Executive acknowledges that (i) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the covenants and agreements of the Executive contained in Sections 6, 7 and 8 are essential to the business and goodwill of the Company; and (iii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in Sections 6, 7 and 8. The Executive further acknowledges that in the event of his breach or threat of breach of Sections 6, 7 or 8 of this Agreement, the Company, in addition to any other legal remedies which may be available to it, shall be entitled to appropriate injunctive relief and/or specific performance in order to enforce or prevent any violations of such provisions, and the Executive and the Company hereby confer jurisdiction to enforce such provisions upon the courts of any jurisdiction within the geographical scope of such provisions.

10. Notices. All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed or couriered, return receipt requested, or personally delivered, either to the party or at the addresses set forth below (or to such other address as a party shall designate by notice hereunder):

                  If to the Company:

                           Crown Cork & Seal Company, Inc.
                           One Crown Way
                           Philadelphia, PA  19154
                           Attention:  Chairman of the Board of Directors

                  If to the Executive:

                           Alan W. Rutherford
                           216 Saint Andrews Court
                           Blue Bell, PA  19422-1288

11. Legal Fees. The Company shall pay, at least monthly, all costs and expenses, including attorneys' fees and disbursements, of the Company and the Executive in connection with any legal proceeding, whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement; provided that (i) if the Executive institutes the proceeding and the judge or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, or (ii) if at issue is whether or not the Executive was discharged by the Company for Cause and such judge or other decision-maker finds that the Executive was so discharged for Cause, then the

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Executive shall pay his own costs and expenses and promptly (and in no event more than 60 days after demand therefor by the Company) return to the Company any such amounts previously paid by the Company under this Section 11.

12. Amendments. This Agreement may be amended, modified or superseded only by a written instrument executed by both of the parties hereto.

13. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Executive and their respective heirs, executors, personal representatives, successors and permitted assigns.

14. Assignability. This Agreement shall not be assignable, in whole or in part, by either party, without the prior written consent of the other party, provided that (i) this Agreement shall be binding upon and shall be assigned by the Company to any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company, or its successor (the "Company's Successor"), (ii) the Company shall require the Company's Successor to expressly assume in writing all of the Company's obligations under this Agreement and (iii) the Company's Successor shall be deemed substituted for the Company for all purposes of this Agreement.

15. Arbitration. Except as provided in Section 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction.

16. Governing Law. Except to the extent such laws are superseded by Federal laws, this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

17. Entire Agreement. This Agreement contains the entire Agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating thereto. In the event of any conflict between this Agreement and the terms of any benefit plan or any other agreement, including without limitation the SERP and any agreement entered into pursuant thereto, the terms of this Agreement will control.

18. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of either party at any time to require performance of any provision of this Agreement shall not affect such party's right at a later time to enforce such provision. No consent or waiver by either party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

19. Withholding of Taxes. All payments made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other

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

payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

20. Indemnification. During and after the Term, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Articles of Incorporation and By-Laws, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Articles of Incorporation and By-Laws or policies of the Company as in effect immediately prior to the date hereof.

21. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7, 8, 9, 14, 15 and 18, and the other provisions of this Agreement (to the extent necessary to effectuate the survival of Sections 6, 7, 8, 9, 14, 15 and 18), shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

22. Invalidity of Portion of Agreement. If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law. If any clause or provision hereof is determined by any court of competent jurisdiction to be unenforceable because of its scope or duration, the parties expressly agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                      Crown Cork & Seal Company, Inc.

                                           /s/ William J. Avery
                                      -----------------------------
                                               William J. Avery
                                              Chairman of the Board
                                          and Chief Executive Officer


                                           /s/ Alan W. Rutherford
                                      -----------------------------
                                              Alan W. Rutherford



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